Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, each dated July 29, 2026 and each included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2, File No. 333-290784) of CAIS Sports, Media and Entertainment Fund (the “Registration Statement”).

We also consent to the incorporation by reference therein of our report dated May 28, 2026 with respect to the financial statements and financial highlights of CAIS Sports, Media and Entertainment Fund included in the Annual Report to Shareholders (Form N-CSR) for the period from December 4, 2025 to March 31, 2026, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 28, 2026